Exhibit 10.56

LEASE AGREEMENT

WITNESSETH HEREBY the Lease Agreement entered into by and between Álvaro Gonzalo GUTIÉRREZ CUEVA, identified by National Identity Card (DNI) 06422354, with usual residence at Calle Las Moreras 328, Urb. Camacho, District of La Molina, Lima, hereinafter referred to as THE LESSOR; and MINERA PERÚ COPPER SYNDICATE S.A., with Tax ID Number (RUC) 20506675457, incorporated by Notarially Recorded Instrument dated May 20, 2003, before Attorney-at-Law and Notary Public in and for Lima, Rafael TOLEDO SEGURA, Esq., and registered on Card 11532703 of the Public Records Office in and for Lima, acting by and through its Finance Manager, Thomas J. FINDLEY, an America citizen, identified by Alien Card (CE) 000153616, with usual residence at Av. San Borja Norte 1302, who stated to be empowered for the purposes hereof, undertaking the obligations arising from this Agreement, hereinafter referred to as THE LESSEE, under the following terms and conditions:

ONE:

THE LESSOR hereby leases to THE LESSEE the residence he owns, located at Av. San Borja Norte 1250, and the adjoining land at the back, with entrance by Calle López de Ayala 1600, District of San Borja, Province and Department of Lima. The property consists of: on the first floor: exterior garden, closed garage for 6 vehicles and a big garden with ornamental plants with an entrance by the back suite, an entrance hall, a guest toilet, desk, living room with a chimney, dining room, kitchen with a daily dining table, terrace, servants area with 2 maids’ rooms and a bathroom, and a laundry; on the second floor: landing hall, 4 bedrooms with closets, the master bedroom with attached bathroom, family bathroom etc. The property is delivered duly equipped with furniture, fixtures and equipment detailed in the attached inventory that forms an integral part hereof. THE LESSEE has complete knowledge of the foregoing, and he has also accepted it. THE LESSEE shall assign a part of the property to be used as administrative offices and another part for living purposes.

TWO:

This agreement shall have a mandatory one-year term for both parties, which shall start on May 16, 2005 and shall expire, without fail, on May 15, 2006, without any need for notification, nor prior notice. Nevertheless, thirty (30) days prior to the termination of the mandatory term, the parties, by mutual consent, may renew the agreement by entering into a new agreement bearing their pertinent signatures authenticated by a notary public.

THREE:

The parties hereto agree that the monthly rent stipulated freely and by mutual consent between them, shall amount to US$1,300 (One Thousand Three Hundred US Dollars) paid each month and in cash, and with American currency (US dollars). The rent shall be paid in advance, punctually on the sixteenth day of every month, to THE LESSOR or to the person in-charge of the collection.

THE LESSOR hereby undertakes to hand over to THE LESSEE the receipt evidencing the rental payment within the three (3) days following the date indicated in the tax schedule of the National Superintendency of Tax Administration (SUNAT) and once the pertinent collection has been made.

Pursuant to the provisions set forth in Article 1697 of the Civil Code, it is hereby agreed that the Agreement shall be automatically terminated, in the event that THE LESSEE fails to pay the rent of the previous month and the rent of the following month also expires plus fifteen (15) days more, without prejudice to the enforcement action for rent collection, which may be brought immediately after a default in the payment of the rent of one month.

FOUR:

THE LESSEE represents that he knows the property referred to in Article 1 and he takes possession of the same, to its full satisfaction, with its electric power wiring, water and sewerage facilities, sanitary fittings without cracks and with their taps, doors with locks, windows with their intact glasses, parquet flooring, ceramics and other furniture and household goods detailed in the attached Inventory, all of them being second-handed. Being the full possession taking enough proof of the acceptance of the above referred conditions and good functioning; THE LESSEE is therefore, obliged to conscientiously upkeep them and to return them in the same conditions as received, both internally and externally, as well as the gardens, upon termination of the Agreement, except for the normal wear and tear.

All repairs and/or replacements that may be deemed necessary to be effected in said facilities, furniture, household goods and patching, as from the date on which possession of the property is taken, shall be on the exclusive account of THE LESSEE, except for those that may occur due to faults in the structure, hidden defects or end of the useful life of materials. THE LESSOR reserves the right to visit the leased property, prior appointment with THE LESSEE, which shall be made within a term not to exceed seven (7) days as from the date of the appointment.

FIVE:

THE LESSEE agrees to use the property, subject matter hereof, partly as administrative offices and partly for living purposes, pursuant to the municipal regulations in effect regarding the current characteristics of the property, and not for other purposes, taking the necessary steps, on its own account and cost, in order to obtain the operating license, as well as those documents which may be required before the pertinent entities, and satisfying, directly and also on its own account, the requirements that may be imposed on it.

SIX:

THE LESSEE undertakes to comply with the following:

a)	Do not sublease, nor assign the rights conferred upon it hereunder, either totally or partially, to third parties. The transfer or contribution of the property to third parties is also strictly prohibited; any attempts to do so shall be rendered null and void and THE LESSOR would have to pay a compensation for the damages and losses caused.

b)	Do not make any modification of any kind whatsoever in the leased property; those which are necessary shall require the prior written consent of THE LESSOR. The modifications shall inure to the benefit of THE LESSOR, without being entitled to any reimbursements, unless otherwise agreed upon by the parties.

c)	To pay punctually the monthly electricity, water and telephone (223-0339) bills. The Municipal taxes and municipal surveillance fees for the first seven (7) months of the term, which were already paid by THE LESSOR, shall be reimbursed upon execution hereof. Those corresponding to the remaining five (5) months shall be paid every month on expiry; as well as the current and future fiscal and/or municipal taxes that, according to law, are exclusively payable by THE LESSEE. The pertinent photocopies of the cancelled bills, corresponding to the property located at Av. San Borja Norte 1250 and also to the property located at López de Ayala 1150, shall be handed over to THE LESSOR.

d)	Do not carry out or allow the any action or operation of devices, in general, inside the property, that may disturb the neighborhood order or that may be injurious to the public order, moral or good customs.

e)	To conscientiously take care of the gardens of the property, whose varied ornamental plants, in perfect conditions, have required a significant investment by THE LESSOR. Therefore, in addition to the monthly rent, THE LESSEE shall pay THE LESSOR the amount of S/.180 (One Hundred and Eighty Nuevos Soles) every month, so that his professional gardener Raymundo CAHUANA QUISPE, identified by National Identity Card (DNI) 06602487, with telephone number 93013724, may continue with the maintenance work every fifteen (15) days; work that he has been carrying out for the last ten (10) years. THE LESSEE shall provide him with all the necessary facilities for that purpose.

f)	To adopt all the safety measures that the care and maintenance of the property under his responsibility require for the prevention of any and all risks, damages or losses that may be derived from its use.

SEVEN:

THE LESSOR represents that, upon execution of this Agreement, he has received from THE LESSEE the amount of US$3,900 (Three Thousand Nine Hundred US Dollars) as a SECURITY DEPOSIT, to back the fulfillment by THE LESSEE of the obligations undertaken hereunder. It is hereby established that the relevant proportional amounts shall be deducted from the SECURITY DEPOSIT, in the event that repairs would have to be made in the property or for the payment of the charges that were not paid on time by THE LESSEE, and shall form part of the compensation to be paid in the event that THE LESSOR has to initiate a summary eviction proceeding, due to the delay in returning the property to THE LESSOR upon termination of this Agreement.

The aforementioned SECURITY DEPOSIT shall not accrue interest and, for any reason whatsoever and under no circumstances, shall it be considered as a partial or total payment of the lease. The pertinent part of the SECURITY DEPOSIT shall be returned to THE LESSEE in the same currency (US Dollars) once THE LESSEE has handed over the property vacant, with an inventory of the goods, and the respective keys to THE LESSOR and THE LESSEE complies with delivering:

•	The entire property, the gardens and an inventory of the goods in good conditions.

•	All the paid bills for municipal taxes and surveillance for the term gone by.

•	The last payment vouchers for the obligations under its responsibility (electricity, water, telephone 223-0339), duly cancelled, FOR CONSUMPTIONS MADE UNTIL THE DATE THAT THE PROPERTY IS RETURNED.

EIGHT:

If THE LESSEE returns the property or terminates THIS AGREEMENT before expiry of the term hereof, THE LESSEE shall pay THE LESSOR, as LOST OF PROFITS, an amount equivalent to two (2) months of rent. It is hereby placed on record that the property leased includes the telephone line 223-0339 and the device, and THE LESSEE undertakes to punctually pay the telephone company the monthly bills for the service.

NINE:

THE LESSOR has received from THE LESSEE the amount of US$1,300 (One Thousand Three Hundred US Dollars) as advance payment of the first month of lease of the property, which starts on May 16, 2005, against delivery of a duplicate of the keys for both entries of the property to THE LESSEE upon execution of this Agreement, and without any evidence other than the signatures of the parties affixed at the end of this document and authenticated by a notary public.

TEN:

Upon termination of the term stipulated in Article 2 hereof, or if the Agreement is terminated, THE LESSEE is bound to solemnly return the property with an inventory of the goods, without any need for a notification to be served or any legal action to be brought. It is hereby expressly agreed that, in the “unlikely” event that THE LESSEE does not promptly return the property, THE LESSEE shall pay THE LESSOR the amount of US$2,000 (Two Thousand US Dollars) for EACH MONTH of occupation during the remainder of such year and until the total delivery of the property equipped in the conditions stipulated herein, without prejudice to the actions conferred upon THE LESSOR by the laws in force.

ELEVEN:

The parties hereby agree that, in everything not expressly provided for herein, the provisions set forth in the Civil Code on the matter of lease agreements, shall apply, to which effect they submit to the arbitration of the Lima Chamber of Commerce. The award or judgment of the Arbitration Court shall be final and binding, having the status or res judicata. The parties hereto expressly waive the jurisdiction of their domiciles. For the purposes hereof, the parties indicate that their domiciles are as follows: that of THE LESSOR shall be the domicile detailed in the introductory part hereof and that of THE LESSEE shall be the property, subject matter of the lease, where all the pertinent notices shall be forwarded.

TWELVE:

Failure by THE LESSEE to fulfill any of the stipulations of this Agreement shall give rise to the automatic termination hereof, and THE LESSOR shall have the right to file such actions as permitted by the laws in force.

IN WITNESS WHEREOF, the parties signed this document in two (2) counterparts of the same value and tenor, one for each party, in the City of Lima, on May 13, 2005.

-(signed)	Álvaro Gonzalo Gutiérrez Cueva
The Lessor

MINERA PERÚ COPPER SYNDICATE S.A

-(signed)	Thomas J. Findley
The Lessee

ALFREDO PAINO SCARPATI

ATTORNEY-AT-LAW AND NOTARY PUBLIC IN AND FOR LIMA

I DO HEREBY CERTIFY THAT the foregoing signatures are the true, proper and respective handwriting of: Álvaro Gonzalo GUTIÉRREZ CUEVA, identified by National Identity Card (DNI) 06422354, Thomas Joshua FINDLEY JR., identified by Alien Card (CE) 000153616, acting on behalf, in lieu and in stead of MINERA PERÚ COPPER SYNDICATE S.A - MINERA PCS S.A., as per power of attorney recorded on Entry C0005, Card 115327031 of the Registry of Companies in and for Lima.

This Bureau assumes no responsibility as to the contents of the foregoing document.

Lima, June 6, 2005

(signed)	Alfredo Paino Scarpati
Attorney-at-Law and Notary Public in and for Lima / Seal

Seal of the Notaries’ Association in and for Lima

LKD/SY/BA

273069K5.20